Filed Pursuant to Rule 424(b)(2)
File No. 333-73242

Pricing Supplement, dated September 24, 2003
to Prospectus dated November 19, 2001

Medium-Term Notes, Series 5
Due From Nine Months to 30 Years From Date of Issue

PRINCIPAL AMOUNT	$10,000,000.00
ORIGINAL ISSUE DATE	September 30, 2003
MATURITY DATE	September 30, 2005
GLOBAL NOTE	Yes
INITIAL INTEREST RATE	2.40%
INTEREST RATE BASIS	Fixed
INDEX MATURITY	N/A
SPREAD	N/A
CUSIP	73317PAE9
INTEREST RATE RESET PERIOD	N/A
INTEREST PAYMENT PERIOD	The notes will pay interest on each March 31 and September 30, commencing on March 31, 2004, and at maturity

The proceeds from the issuance of the Note to which this Pricing Supplement relates will used for:

•	general corporate purposes, including investments in, or extensions of credit to, existing and future subsidiaries

•	repayment of outstanding borrowings.